Exhibit 99.1

AEGION CORPORATION
REPORTS FOURTH QUARTER AND YEAR-END 2011 RESULTS

•
Fourth quarter net income, excluding acquisition-related transaction expenses, was $15.2 million, or $0.38 per diluted share (non-GAAP), in line with revised guidance, on strong Energy and Mining results and stabilization in North American Sewer and Water Rehabilitation

•
Full year 2011 net income, inclusive of $6.8 million in pre-tax expense related to the redemption of prior debt, $6.4 million in pre-tax, acquisition-related transaction expense and $2.2 million in pre-tax expense related to restructuring activities, was $26.5 million, or $0.67 per diluted share

•
Full year 2011 net income, excluding acquisition-related transaction expenses, restructuring charges and expenses related to redemption of prior debt, was $36.9 million, or $0.93 per diluted share (non-GAAP), in line with revised guidance

•
Consolidated contract backlog at December 31, 2011 reached $464.2 million, a 13.6 percent increase from December 31, 2010. Energy and Mining contract backlog increased 75.5 percent to $256.4 million because of growth at UPS, CRTS and offshore projects for Bayou compared to December 31, 2010

•
2012 earnings guidance of $1.40 to $1.60 per diluted share (non-GAAP), excluding impacts of acquisition-related transaction expenses. Energy and Mining and the new Commercial and Structural segments are the primary anticipated drivers of earnings growth

St. Louis, MO – February 27, 2012 – Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported fourth quarter net income of $15.2 million, or $0.38 per diluted share (non-GAAP), excluding impact of acquisition-related transaction expenses of $0.6 million (pre-tax), compared to net income of $17.4 million, or $0.44 per diluted share, in the fourth quarter of 2010.  For the full year, net income, exclusive of acquisition-related transaction expenses, prior debt redemption costs and restructuring charges, was $36.9 million, or $0.93 per diluted share (non-GAAP), compared to $60.5 million, or $1.54 per diluted share, in 2010.  Inclusive of these one-time charges, net income for 2011 was $26.5 million, or $0.67 per diluted share.

J. Joseph Burgess, President and Chief Executive Officer, commented, “In 2011, our Company continued to invest in premium products and services through the acquisitions of Fyfe North America, CRTS and Hockway and targeted higher value international growth in Asia and the Middle East.  These investments accelerated our transition from a specialty municipal sewer contractor to a Company providing a range of infrastructure protection products and services across water, energy, mining and commercial structures.  For the first time, revenues in 2011 from our North American Sewer and Water Rehabilitation business were surpassed by revenues of our Energy and Mining platform.  That growth was fueled by the international expansion of United Pipeline Systems, based upon expanded acceptance of its Tite Liner® technology, and continued solid growth from Corrpro.”

“I am pleased we delivered on our revised non-GAAP diluted earnings per share guidance with $0.93 per share for the full year.  But clearly, we were disappointed with the performance of the North American Sewer and Water Rehabilitation business in 2011.  While the market dropped off substantially in 2011, we compounded the problem with slow fixed cost reduction and, in some cases, poor estimation and execution.  As previously discussed, during the second half of 2011 we right sized our crew structure, eliminated excess corporate and business unit operating expenses, and tightened our bidding discipline.  We also invested in additional estimating, scheduling and project management resources that produced improved transactional controls in the current small diameter, small transaction market environment.  These actions produced stable results, as we’ve seen two consecutive quarters of profit contribution.  The outlook for 2012 looks more promising as a result of these changes and bid margins in our backlog that are improved over earlier in 2011, positioning us to realize operating income margins in the range of high single digits.”

With regards to our Energy and Mining segment, Burgess noted, “Energy and Mining had a very good year despite a significant decrease in large pipe coating activity at our Bayou New Iberia facility.  While the decrease in coating activity and an increase in operating expenses to support international growth initiatives negatively impacted operating results in 2011, Energy and Mining delivered record revenues and operating profit in the fourth quarter and its backlog at the end of 2011 reached $256.4 million, a 75.5 percent increase over year-end 2010, indicating a very favorable outlook for 2012.  Driving the increased backlog was United Pipeline Systems, which achieved record revenues and profits in 2011, surpassing the $100.0 million revenue mark for the first time at $123.0 million.  International opportunities remain very robust heading into 2012, led by UPS’s $67.3 million Moroccan phosphate project, a majority of which is expected to be completed in 2012, along with other significant project opportunities.  Corrpro achieved its highest revenue ever with $203.0 million in 2011, mostly from recurring business, representing 47 percent of the total Energy and Mining segment.  Corrpro is well-positioned for further growth in 2012 as the business increases its presence in the Middle East and continued favorable market conditions in North America.  Bayou’s 2012 outlook is very promising with $35 million in backlog at the end of 2011.  This increased level of activity is primarily from off shore work in the Gulf of Mexico and strong market conditions for our Canadian operation.  CRTS made a modest contribution to operating profit in 2011, but we anticipate a significant increase in profits in 2012.  A few weeks ago, we received a notice cancelling approximating $18 million of the Saudi Arabia WASIT offshore gas field project. The cancellation involved the removal of certain small-diameter joint coatings from the scope of work as a cost savings measure, reducing the total contract to $30 million from $48 million.  Although we are disappointed with this decision, the WASIT project remains a landmark project for CRTS supporting a solid backlog of projects for the Energy and Mining platform in 2012. We believe the successful execution of the WASIT project will drive new opportunities for CRTS’s proprietary robotics coating technology.”

Our European Sewer and Water Rehabilitation business grew revenues by 17 percent to $87.0 million in 2011 and increased operating profit by 20 percent to $6.0 million.  “2011 was a successful year for our strategy, which began two years ago, to selectively participate in profitable contracting markets and focus our efforts in securing third party manufacturing sales of cured-in-place pipe in the balance of the markets,” Burgess continued.  “We also improved execution in several European countries and are seeing slightly improved conditions in the United Kingdom.  Our ability to compete effectively, either through our contracting services or third party manufacturing sales, gives us more flexibility to participate in these markets at an appropriate return, and we anticipate solid growth in revenues and profits for this business in 2012.”

Results in our Asia-Pacific Sewer and Water Rehabilitation segment were negatively impacted in 2011 by continued challenges and delays in India. The segment recorded a $2.5 million operating loss in 2011. “Difficulties in India overshadowed a strong market in Australia in 2011,” Burgess noted.  “For 2012, we will continue our efforts to bring about more consistent profitability throughout Asia, with continued growth in Australia as we tap a solid backlog not only in Sydney, but in other major cities across the country and expansion into new markets.  We also will refocus our efforts in India in order to achieve appropriate returns for the associated market risks.”

Our new Commercial and Structural segment completed its first full quarter with Aegion during the fourth quarter.  Operating profit was $2.8 million (non-GAAP) in the fourth quarter, excluding $0.6 million in pre-tax acquisition-related expense, resulting in a 21 percent operating margin.  “We have a tremendous opportunity with the Fyfe business,” Burgess added.  “Our task in 2012 is to invest in Fyfe’s sales and marketing efforts to accelerate its 20 plus percent historical revenue growth rate while continuing to innovate and find new applications for Fibrwrap®, Fyfe’s proprietary fiber-reinforced polymer technology.  We anticipate the Commercial and Structural segment will significantly contribute to earnings in 2012, not only because of having full year participation, but also from the momentum and significant growth opportunities the business enjoys today.  Our focus will be to select end markets across commercial structures, pipelines, transportation and waterfront rehabilitation that have the best growth possibilities.  As for Fyfe’s international markets, we closed on the acquisition of Fyfe Latin America in January and we expect to close the larger Fyfe Asia acquisition in the first quarter of 2012.  Asia is a burgeoning market where Fibrwrap® has direct applicability in seismic zones and rehabilitation of aging or sub-optimally constructed structures.”

“2012 is the beginning for Aegion as a diversified growth and return-oriented company.  The company we are today is not the same as the one just three short years ago. The investments we have made through acquisitions and to support organic growth have positioned our Company for sustainable growth through superior technologies and services offered in the end markets we serve.  With strong growth expected from Energy and Mining, strong contributions from our new Commercial and Structural platform and improved profitability in our Sewer and Water Rehabilitation operations across the globe, we establish our 2012 annual earnings-per-share guidance at $1.40 to $1.60 per diluted share (excluding one-time, non-recurring charges and expenses). This guidance is supported by operating margins and return on invested capital each at approximately 9 percent.  Our number one priority in 2012 is execution across all three platforms.  I believe Aegion is positioned to deliver strong earnings and operating cash growth in 2012.”

Segment Reporting

Prior to the third quarter of 2011, we previously reported Water Rehabilitation as a separate segment.  Based on an internal management reorganization, we have combined previously reported water rehabilitation results for all periods presented below, which have not been material, with the geographically separated Sewer Rehabilitation segments.  Additionally, in connection with our recent acquisition of the North American operations of Fyfe Group, LLC, we have established the Commercial and Structural reportable segment.

Energy and Mining Segment
(dollars in thousands)			Increase (Decrease)
	2011	2010	$	%
Three Months Ended December 31,
Revenues	$123,359	$105,276	$18,083	17.2%
Gross profit	34,446	26,842	7,604	28.3
Gross margin	27.9%	25.5%	n/a	2.4
Operating expenses	19,928	16,198	3,730	23.0
Operating income	14,518	10,644	3,874	36.4
Operating margin	11.8%	10.1%	n/a	1.7

Twelve Months Ended December 31,
Revenues	$433,230	$382,246	$50,984	13.3%
Gross profit	109,753	105,309	4,444	4.2
Gross margin	25.3%	27.6%	n/a	(2.3)
Operating expenses	72,982	65,888	7,094	10.8
Reversal of earnout	(1,700)	(1,700)	–	–
Acquisition-related expenses	2,682	–	2,682	n/m
Restructuring charges	778	–	778	n/m
Operating income	35,011	41,121	(6,110)	(14.9)
Operating margin	8.1%	10.8%	n/a	(2.7)

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Backlog (in millions)	$256.4	$225.6	$168.1	$147.6	$146.1

In the fourth quarter of 2011, our Energy and Mining segment operating income increased by $3.9 million, or 36.4 percent, compared to the fourth quarter of 2010.  The increase was primarily driven by our industrial linings operation, which more than doubled its operating income in the fourth quarter of 2011 compared to the same quarter of 2010.  Our industrial linings business improved across all geographic regions. Additionally, our U.S. pipe coating operations experienced dramatic improvement over the fourth quarter of 2010. For a majority of 2011, our pipe coating operations suffered from a lack of large diameter pipe coating projects; however, during the fourth quarter of 2011, we began certain new large diameter coating projects. Also, our Canadian coating operation improved over the prior year as we continued to expand our presence in that market. Finally, our fourth quarter 2011 results include financial results of our recent acquisitions of CRTS and Hockway, which contributed approximately $0.9 million to operating income during the quarter. Approximately $1.3 million of the increase in operating expenses was attributable to purchase price depreciation and amortization related to the CRTS and Hockway acquisitions, with the remainder devoted to increased expenditures to support international expansion opportunities. We expect strong global energy markets will lead to growth within existing geographies as well as new geographies, specifically in Asia, the Middle East and North Africa, supported by the recent acquisitions within our corrosion, engineering and pipe coating businesses.

Our Energy and Mining segment contract backlog increased $110.3 million, or 75.5 percent, to $256.4 million at December 31, 2011 compared to December 31, 2010. We have increased backlog levels across all product lines with the largest growth coming from our industrial linings operation. Through our United Pipeline Systems joint venture in October 2011, we were awarded a $67.3 million project in Morocco, which is the largest contract received by this segment. Additionally, backlog increased from inclusion of project backlog from the recent acquisitions of CRTS and Hockway, which contributed $44.3 million to backlog as of December 31, 2011.

We continue to believe high commodity prices as a result of healthy global energy demand will result in significant opportunities for our Energy and Mining segment for future periods, particularly as it relates to new spending in the sector.

North American Sewer and Water Rehabilitation Segment

(dollars in thousands)			Increase (Decrease)
	2011	2010	$	%
Three Months Ended December 31,
Revenues	$90,901	$106,972	$(16,071)	(15.0)%
Gross profit	15,151	24,419	(9,278)	(38.0)
Gross margin	16.7%	22.8%	n/a	(6.1)
Operating expenses	10,965	12,452	(1,487)	(11.9)
Operating income	4,186	11,967	(7,781)	(65.0)
Operating margin	4.6%	11.2%	n/a	(6.6)

Twelve Months Ended December 31,
Revenues	$357,507	$413,828	$(56,321)	(13.6)%
Gross profit	55,443	93,376	(37,933)	(40.6)
Gross margin	15.5%	22.6%	n/a	(7.1)
Operating expenses	48,191	52,545	(4,354)	(8.3)
Restructuring charges	503	–	503	n/m
Operating income	6,749	40,831	(34,082)	(83.5)
Operating margin	1.9%	9.9%	n/a	(8.0)

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Backlog (in millions)	$130.0	$157.5	$169.5	$152.6	$159.5

In the fourth quarter of 2011, North American Sewer and Water Rehabilitation operating income decreased by $7.8 million, or 65.0 percent, compared to the fourth quarter of 2010. The 2011 fourth quarter decline compared to the prior year was primarily because of the same factors that have plagued this reporting segment throughout 2011. Those being revenue declines because of bid and project release delays, compressed gross margins resulting from project execution issues and a significant shift to lower margin small diameter projects that pressure project management and crew operations. However, we continued to see improvements in this segment throughout the second half of 2011 as a result of the actions we have taken to position the business for improved and consistent success. We expect 2012 operating margins to be vastly improved from 2011 because of our more disciplined bidding process, higher margins on work awarded and our continued focus on project execution.

Contract backlog in our North American Sewer and Water Rehabilitation segment at December 31, 2011 was $130.0 million. This represented a $29.5 million, or 18.5 percent, decrease from backlog at December 31, 2010. Overall, our lower backlog level is due to weaker market conditions in the United States and our more disciplined bid process. We expect a more stable bid table during 2012 and are seeing improving margins for projects in backlog.

European Sewer and Water Rehabilitation Segment

(dollars in thousands)			Increase (Decrease)
	2011	2010	$	%
Three Months Ended December 31,
Revenues	$20,472	$22,517	$(2,045)	(9.1)%
Gross profit	6,304	6,459	(155)	(2.4)
Gross margin	30.8%	28.7%	n/a	2.1
Operating expenses	3,888	3,970	(82)	(2.1)
Operating income	2,416	2,489	(73)	(2.9)
Operating margin	11.8%	11.1%	n/a	0.7

Twelve Months Ended December 31,
Revenues	$87,017	$74,260	$12,757	17.2%
Gross profit	22,837	20,606	2,231	10.8
Gross margin	26.2%	27.7%	n/a	(1.5)
Operating expenses	16,140	15,593	547	3.5
Restructuring charges	697	–	697	n/m
Operating income	6,000	5,013	987	19.7
Operating margin	6.9%	6.8%	n/a	0.1

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Backlog (in millions)	$20.7	$19.2	$22.2	$24.0	$23.3

In the fourth quarter of 2011, our European Sewer and Water Rehabilitation segment operating income declined approximately $0.1 million compared to the fourth quarter of 2010. The primary factor in the decrease was a 9.1% drop in revenues. However, gross profit margin increased by 210 basis points due to improvements in project execution in France and Spain and slightly improved market conditions in the United Kingdom. Improved gross margins and lower operating expenses led to an operating margin improvement of 70 basis points to 11.8 percent.

Contract backlog in this segment was $20.7 million at December 31, 2011. This represented a decrease of $2.6 million, or 11.2%, compared to December 31, 2010. Backlog has improved in France, while market conditions and increased competition have impacted backlog in the Netherlands. We expect stability in our core western European markets and growth in third-party tube sales in 2012.

Asia-Pacific Sewer and Water Rehabilitation Segment

(dollars in thousands)			Increase (Decrease)
	2011	2010	$	%
Three Months Ended December 31,
Revenues	$8,614	$11,251	$(2,637)	(23.4)%
Gross profit	802	2,562	(1,760)	(68.7)
Gross margin	9.3%	22.8%	n/a	(13.5)
Operating expenses	2,449	2,835	(386)	(13.6)
Operating loss	(1,647)	(273)	1,374	503.3
Operating margin	(19.1)%	(2.4)%	n/a	(16.7)

Twelve Months Ended December 31,
Revenues	$43,717	$44,641	$924	2.1%
Gross profit	6,772	10,289	(3,517)	(34.2)
Gross margin	15.5%	23.0%	n/a	(7.5)
Operating expenses	9,111	10,219	(1,108)	(10.8)
Restructuring charges	173	–	173	n/m
Operating income (loss)	(2,512)	70	(2,582)	(3,688.6)
Operating margin	(5.7)%	0.2%	n/a	(5.9)

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Backlog (in millions)	$37.5	$37.4	$50.3	$68.7	$79.8

In the fourth quarter of 2011, our Asia-Pacific Sewer and Water Rehabilitation segment operating loss increased by $1.4 million compared to the fourth quarter of 2010. The increase was primarily because of a lack of profitable projects in India and poor results in Singapore relating to cost overruns and project release delays. Partially offsetting poor results in India and Singapore was continued growth in our Australian operation. Operating expenses decreased by $0.4 million for the quarter compared to the prior year principally because of cost containment efforts throughout the region.

Contract backlog in our Asia-Pacific Sewer and Water Rehabilitation segment decreased by $42.3 million, or 53.0 percent, to $37.5 million at December 31, 2011 from $79.8 million at December 31, 2010. The decrease was largely driven by the lack of large new project awards in 2011, from continued work release delays and due to our efforts to work through backlog in Australia, Hong Kong and Singapore. Additionally, backlog from a Singapore project were adjusted downward in 2011 because of project revisions. For 2012, prospects continue to be strong in the Asia-Pacific region, outside India, for expansion, including third-party tube sales. We expect continued strong bid activity with new tenders in Sydney and elsewhere in Australia. We also expect activity to build in Malaysia where we are pursuing a number of projects in Kuala Lumpur.

Commercial and Structural Segment

(dollars in thousands)			Increase (Decrease)
	2011	2010	$	%
Three Months Ended December 31,
Revenues	$13,449	$–	$13,449	–
Gross profit	6,778	–	6,778	–
Gross margin	50.4%	–	n/a	–
Operating expenses	3,933	–	3,933	–
Acquisition-related expenses	608	–	608	–
Operating income	2,237	–	2,237	–
Operating margin	16.6%	–	n/a	–

Twelve Months Ended December 31,
Revenues	$17,114	$–	$17,114	–
Gross profit	8,319	–	8,319	–
Gross margin	48.6%	–	n/a	–
Operating expenses	5,340	–	5,340	–
Acquisition-related expenses	3,690	–	3,690	–
Operating income	(711)	–	(711)	–
Operating margin	(4.2)%	–	n/a	–

	December 31, 2011	September 30, 2011
Backlog (in millions)	$19.6	$17.5

The 2011 time period represents financial results from September 1, 2011, following our acquisition of the North American business of Fyfe Holdings, LLC on August, 31, 2011. Fyfe North America delivered strong fourth quarter results, as expected, because of solid execution with high gross margin pipeline projects. During 2011, we incurred $3.7 million of acquisition-related expenses for this business as well as current and former acquisition targets. In connection with the Fyfe North America acquisition we were granted exclusive negotiating rights to acquire Fyfe Group’s international operations in Latin America, Asia and Europe. In January 2012, we completed our purchase of Fyfe Latin America and we expect to close the Fyfe Asia acquisition in the first quarter of 2012. Backlog at December 31, 2011 for the Commercial and Structural segment was $19.6 million, a $2.1 million, or 12.0%, increase from September 30, 2011. Excluding acquisition-related expenses, we anticipate that the Commercial and Structural segment will generate strong earnings and revenue growth in 2012.

Cash Flow

Unrestricted cash at December 31, 2011 was $106.1 million compared to $96.7 million at September 30, 2011 and $114.8 million at December 31, 2010. Our lower operating cash flow for 2011 was primarily because of transaction costs related to recent acquisitions, along with restructuring charges, prior debt redemption costs and lower earnings from our North American Sewer and Water Rehabilitation segment. Cash flow from operating activities from September 30, 2011 through the end of the year increased significantly to $31.9 million because of higher earnings and improved working capital management.  This increase was partially offset by our previously announced share repurchase program, pursuant to which we repurchased $5.0 million of our common stock during the fourth quarter of 2011. We expect to see increased cash flows in 2012 from earnings growth and continued optimization of our cash management practices.

Aegion Corporation is a global leader in infrastructure protection, providing proprietary technologies and services to protect against the corrosion of industrial pipelines and for the rehabilitation and strengthening of sewer, water, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures. More information about Aegion can be found on its internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The Company makes forward-looking statements in this news release that represent the Company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on February 28, 2011 under the name Insituform Technologies, Inc., and in the Company’s subsequent Quarterly Reports on Form 10-Q. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Regulation G Statement

Aegion has presented certain information in this release excluding certain items that impacted income, expense and earnings per share. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses, restructuring charges and prior debt redemption costs. Aegion management uses such non-GAAP information internally to evaluate financial performance for its operations, as the Company believes it allows the Company to more accurately compare the Company’s ongoing performance across periods.

Aegion™, the Aegion™ logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Bayou Companies™, Corrpro® , Fiberwrap® and Fyfe™ are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:          Aegion Corporation
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Three Months Ended December 31,		For the Twelve Months Ended December,
	2011	2010	2011	2010

Revenues	$256,795	$246,016	$938,585	$914,975
Cost of revenues	193,314	185,734	735,461	685,395
Gross profit	63,481	60,282	203,124	229,580
Operating expenses	41,163	35,455	151,764	144,245
Earnout reversal	–	–	(1,700)	(1,700)
Acquisition-related expenses	608	–	6,372	–
Restructuring charges	–	–	2,151	–
Operating income	21,710	24,827	44,537	87,035
Other income (expense):
Interest expense	(2,248)	(2,487)	(15,075)	(8,691)
Interest income	148	92	347	332
Other	942	(991)	1,955	(947)
Total other expense	(1,158)	(3,386)	(12,773)	(9,306)
Income before taxes on income	20,552	21,441	31,764	77,729
Taxes on income	5,538	5,422	7,565	23,040
Income before equity in earnings of affiliated companies	15,014	16,019	24,199	54,689
Equity in earnings of affiliated companies, net of tax	940	1,821	3,471	7,291
Income before discontinued operations	15,954	17,840	27,670	61,980
Loss from discontinued operations, net of tax	–	(7)	–	(100)
Net income	15,954	17,833	27,670	61,880
Less: net income attributable to noncontrolling interests	(1,202)	(419)	(1,123)	(1,418)
Net income attributable to Aegion Corporation	$14,752	$17,414	$26,547	$60,462

Earnings per share attributable to Aegion Corporation:
Basic:
Income from continuing operations	$0.37	$0.44	$0.67	$1.55
Loss from discontinued operations	–	(0.00)	–	(0.01)
Net income	$0.37	$0.44	$0.67	$1.54
Diluted:
Income from continuing operations	$0.37	$0.44	$0.67	$1.54
Loss from discontinued operations	–	(0.00)	–	(0.01)
Net income	$0.37	$0.44	$0.67	$1.53

Basic	39,406,355	39,063,200	39,362,138	39,040,386
Diluted	39,649,466	39,493,386	39,698,455	39,413,880

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
For the Three Months Ended December 31, 2011
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Consolidated Results	Acquisition -Related Expenses	Results Excluding One-time Items

Revenues	$256,795	$–	$256,795
Cost of revenues	193,314	–	193,314
Gross profit	63,481	–	63,481
Operating expenses	41,771	(608)	41,163
Operating income	21,710	608	22,318
Other income (expense):
Interest expense	(2,248)	–	(2,248)
Interest income	148	–	148
Other	942	–	942
Total other income	(1,158)	–	(1,158)
Income before taxes on income	20,542	608	21,160
Taxes on income	5,538	148	5,686
Income before equity in earnings of affiliated companies	15,014	460	15,474
Equity in earnings of affiliated companies	940	–	940
Net income	15,954	460	16,414
Less: net income attributable to noncontrolling interests	(1,202)	–	(1,202)
Net income attributable to Aegion Corporation	$14,752	$460	$15,212

Earnings per share attributable to Aegion Corporation:
Basic:
Net income	$0.37		$0.39
Diluted:
Net income	$0.37		$0.38

Weighted average number of shares:
Basic	39,406,355		39,406,355
Diluted	39,649,466		39,649,466

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
For the Twelve Months Ended December 31, 2011
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Consolidated Results	Restructuring Charges	Acquisition -Related Expenses	Prior Debt Redemption Costs	Results Excluding One-time Items

Revenues	$938,585	$–	$–	$–	$938,585
Cost of revenues	735,461	–	–	–	735,461
Gross profit	203,124	–	–	–	203,124
Operating expenses	158,587	(2,151)	(6,372)	–	150,064
Operating income	44,537	2,151	6,372	–	53,060
Other income (expense):
Interest expense	(15,075)	–	–	(6,811)	(8,264)
Interest income	347	–	–	–	347
Other	1,955	–	–	–	1,955
Total other income	(12,773)	–	–	(6,811)	(5,962)
Income before taxes on income	31,764	2,151	6,372	6,811	47,098
Taxes on income	7,565	655	1,669	2,684	12,573
Income before equity in earnings of affiliated companies	24,199	1,496	4,703	4,127	34,525
Equity in earnings of affiliated companies	3,471	–	–	–	3,471
Net income	27,670	1,496	4,703	4,127	37,996
Less: net income attributable to noncontrolling interests	(1,123)	–	–	–	(1,123)
Net income attributable to Aegion Corporation	26,547	$1,496	$4,703	$4,127	36,873

Earnings per share attributable to Aegion Corporation:
Basic:
Net income	$0.67				$0.94
Diluted:
Net income	$0.67				$0.93

Weighted average number of shares:
Basic	39,362,138				39,362,138
Diluted	39,698,455				39,698,455

AEGION CORPORATION AND SUBSIDIARIES
SEGMENT DATA
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenues:
Energy and Mining	$123,359	$105,276	$433,230	$382,246
North American Sewer and Water Rehabilitation	90,901	106,972	357,507	413,828
European Sewer and Water Rehabilitation	20,472	22,517	87,017	74,260
Asia-Pacific Sewer and Water Rehabilitation	8,614	11,251	43,717	44,641
Commercial and Structural	13,449	–	17,114	–
Total revenues	$256,795	$246,016	$938,585	$914,975

Gross profit:
Energy and Mining	$34,446	$26,842	$109,753	$105,309
North American Sewer and Water Rehabilitation	15,151	24,419	55,443	93,376
European Sewer and Water Rehabilitation	6,304	6,459	22,837	20,606
Asia-Pacific Sewer and Water Rehabilitation	802	2,562	6,772	10,289
Commercial and Structural	6,778	–	8,319	–
Total gross profit	$63,481	$60,282	$203,124	$229,580

Operating income (loss):
Energy and Mining	$14,518	$10,644	$35,011	$41,121
North American Sewer and Water Rehabilitation	4,186	11,967	6,749	40,831
European Sewer and Water Rehabilitation	2,416	2,489	6,000	5,013
Asia-Pacific Sewer and Water Rehabilitation	(1,647)	(273)	(2,512)	70
Commercial and Structural	2,237	–	(711)	–
Total operating income	$21,710	$24,827	$44,537	$87,035

AEGION CORPORATION AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited)
(in millions)

Backlog	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Energy and Mining	$256.4	$225.6	$168.1	$147.6	$146.1
North American Sewer and Water Rehabilitation	130.0	157.5	169.5	152.6	159.5
European Sewer and Water Rehabilitation	20.7	19.2	22.2	24.0	23.3
Asia-Pacific Sewer and Water Rehabilitation	37.5	37.4	50.3	68.7	79.8
Commercial and Structural	19.6	17.5	–	–	–
Total	$464.2	$457.2	$410.1	$392.9	$408.7

Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	December 31, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$106,129	$114,829
Restricted cash	82	745
Receivables, net	228,313	178,994
Retainage	33,933	28,726
Costs and estimated earnings in excess of billings	67,683	69,544
Inventories	54,540	42,524
Prepaid expenses and other assets	27,305	30,031
Current assets of discontinued operations	–	1,193
Total current assets	517,985	466,586
Property, plant and equipment, less accumulated depreciation	168,945	164,486
Other assets
Goodwill	249,888	190,120
Identified intangible assets, less accumulated amortization	149,655	73,147
Investments in affiliated companies	26,680	27,989
Deferred income tax assets	5,418	4,115
Other assets	6,393	4,260
Total other assets	438,034	299,631
Non-current assets of discontinued operations	–	2,607

Total Assets	$1,124,964	$933,310

Liabilities and Equity
Current liabilities
Accounts payable	$72,326	$74,820
Other accrued expenses	69,417	73,035
Billings in excess of costs and estimated earnings	24,435	12,612
Current maturities of long-term debt and notes payable	26,541	13,028
Total current liabilities	192,719	173,495
Long-term debt, less current maturities	222,868	91,715
Deferred income tax liabilities	38,167	32,330
Other non-current liabilities	22,221	9,063
Total liabilities	475,975	306,603

Stockholders’ equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	–	–
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 39,352,375 and 39,246,015	394	392
Additional paid-in capital	260,680	251,578
Retained earnings	373,796	347,249
Accumulated other comprehensive income	5,862	18,113
Total stockholders’ equity before noncontrolling interests	640,732	617,332
Noncontrolling interests	8,257	9,375
Total equity	648,989	626,707

Total Liabilities and Equity	$1,124,964	$933,310

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	2011	2010
Cash flows from operating activities:
Net income	$27,670	$61,880
Loss from discontinued operations	–	100
Income from continuing operations	27,670	61,980
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	36,039	30,732
Equity-based compensation expense	6,491	6,713
Deferred income taxes	(2,320)	8,024
Equity in earnings of affiliated companies	(3,471)	(7,291)
Earnout reversal	(1,700)	(1,700)
Gain on foreign currency transactions	(1,155)	98
Other	200	(1,173)
Changes in operating assets and liabilities:
Restricted cash	663	538
Return on equity method investments	7,018	7,803
Receivables net, retainage and costs and estimated earnings in excess of billings	(38,310)	(39,214)
Inventories	(5,992)	(9,677)
Prepaid expenses and other assets	2,045	(539)
Accounts payable and accrued expenses	(2,248)	(3,781)
Other operating	(2,046)	962
Net cash provided by operating activities of continuing operations	22,884	53,475
Net cash provided by (used in) operating activities of discontinued operations	–	(446)
Net cash provided by operating activities	22,884	53,029

Cash flows from investing activities:
Capital expenditures	(21,554)	(36,858)
Proceeds from sale of fixed assets	755	482
Patent expenditures	(1,130)	(1,346)
Purchase of CRTS, Hockway and Fyfe NA, net of cash acquired	(144,134)	–
Purchase of Singapore licensee	–	(1,257)
Net cash used in investing activities	(166,063)	(38,979)

Cash flows from financing activities:
Proceeds from issuance of common stock, including tax effect of stock option exercises	3,610	2,302
Proceeds from issuance of common stock in connection with acquisition of Fyfe NA	4,000	–
Stock repurchase program	(5,000)	–
Distributions/dividends to noncontrolling interests	(1,661)	(398)
Investments by noncontrolling interests	546	2,578
Proceeds from notes payable	354	1,986
Principal payments on notes payable	(1,499)	(1,808)
Credit facility and other financing fees	(4,320)	–
Principal payments on long-term debt	(103,750)	(10,000)
Proceeds from long-term debt	250,000	–
Net cash provided by (used in) financing activities	142,280	(5,340)
Effect of exchange rate changes on cash	(7,801)	55
Net increase (decrease) in cash and cash equivalents for the year	(8,700)	8,765
Cash and cash equivalents, beginning of year	114,829	106,064
Cash and cash equivalents, end of year	$106,129	$114,829